EXHIBIT XI

PRESS RELEASE
May 22, 2003

OCR-adjusted conversion prices

Adjustment of convertible bonds conversion prices

Stavanger, Norway -

As a result of the reverse share split approved by the Annual General Meeting on May 16th, 2003, the conversion rate at which the Company’s outstanding convertible bonds convert into common shares of the Company will be adjusted proportionately to account for the 10:1 reverse share split. Effective May 21st 2003, the following new conversion prices have been fixed:

The Zero Coupon Mandatory Convertible Bond Issue 2002/2005 (ISIN 001 015769.6) will be convertible at a conversion price of NOK 35.00 per share.

The 13% Subordinated Convertible Bond Issue 2000/2005 (ISIN 001 005 402.6) will be convertible at a conversion price of NOK 228.30 per share.

The 11% Subordinated Convertible Bond Issue 2000/2005 (ISIN 001 006 888.5) will be convertible at a conversion price of NOK 244.50 per share.

NOTE: This press release contains forward-looking statements (within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended) which reflect the Company’s current views with respect to certain future events and financial performance. Actual events or results may differ materially from those projected or implied in such forward-looking statements. The following important factors, among other, could cause actual results to differ materially from those projected or implied in any forward-looking statements: (i) the limited operations and operating history of the Company; (ii) the failure of the Bingo 9000 design to perform satisfactorily or the Company’s failure to adequately protect the proprietary nature of the Bingo 9000 design; (iii) the Company’s significant leverage or inability to generate sufficient cash-flow to meet its debt service requirements; (iv) the Company’s inability to meet any future capital requirements; (v) the Company’s inability to respond to technological changes; (vi) the impact of changed conditions in the oil and gas industry; (vii) the occurrence of any accidents involving the Company or its assets; (viii) changes in governmental regulations, particularly with respect to environmental matters; (ix) increased competition or the entry of new competitors into the Company’s markets; and (x) unforeseen occurrences in any of the areas in which the Company may conduct its operations, such as war, expropriation, nationalization, renegotiation or nullification of existing licenses or treaties, taxation and resource development policies, foreign exchange restrictions, changing political conditions and other risks relating to foreign governmental sovereignty over certain areas in which the Company will conduct operations. Due to such uncertainties and risks, investors are cautioned not to place undue reliance upon such forward-looking statements. Reference should be made to the Company’s filings with the United States Securities and Exchange Commission.

For further information, please contact
Kai Solberg-Hansen, Managing Director,
or Senior Vice President Finance Christian Mowinckel,
tel: +47 51 96 90 00.

Stavanger, May 22th 2003
Ocean Rig ASA

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